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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         ACTO DIGITAL VIDEO U.S.A. INC.

         Pursuant to Section 242 of the Delaware General Corporation Law



     The undersigned President and Director of ACTO DIGITAL VIDEO U.S.A. INC. (the "Corporation"), a Corporation organized under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The Certificate of Incorporation of this Corporation is amended by changing the paragraph "FOURTH" to read as follows;

     FOURTH: That effective at 5:00 p.m. eastern standard time on October 29, 2002 ("the Effective Time"), a one-for-four reverse stock split of the Company's Common Stock shall become effective, pursuant to which each four shares of Common Stock outstanding and held of record by each stockholder of the Company immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination.

     The Corporation shall have the authority to issue 50,000,000 shares of common stock, par value $.0001 per share. In addition, the Corporation shall have the authority to issue 50,000,000 shares of preferred stock, par value $.0001 per share which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

2.     This  amendment  was  duly  adopted  in accordance with the provisions of
Section 242 of the Delaware General Corporation Law by the unanimous written consent of the Board of Directors and by the written consent of the majority Shareholder of the Corporation having authority to authorize such action

IN WITNESS THEREOF, I have hereunto signed this Certificate of Amendment of Certificate of Incorporation of ACTO DIGITAL VIDEO U.S.A. INC. this 29th day of October, 2002.


                                                         /s/ J. Paul Hines
                                                   -----------------------------
                                           J. Paul Hines, President and Director


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